                                                                      Exhibit 10

                       STOCK PURCHASE AND MERGER AGREEMENT

                                  by and among

                               AHP Holdings, Inc.,

                   PARTNERS Health Plan of Pennsylvania, Inc.,

                              Coventry Corporation

                                       and

                        Coventry Acquisition Corporation

                                   dated as of

                                December 18, 1995

                                TABLE OF CONTENTS
ARTICLE I
STOCK PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1  PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2  CONSENT TO PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.3  BOARD OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.4  STOCK PURCHASE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II
THE MERGER; MERGER CLOSING; EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.1  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.2  MERGER CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.3  EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE III
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF SURVIVING CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.1  CERTIFICATE OF INCORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.2  BY-LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE IV
BOARD OF DIRECTORS OF SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE V
CONVERSION AND CANCELLATION OF SHARES IN THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         5.1  CONVERSION AND CANCELLATION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         5.2  PAYMENT FOR SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         5.3  APPRAISAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         5.4  TRANSFER OF SHARES AFTER THE EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE VI
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         6.1  REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         6.2  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE VII
COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         7.1  INTERIM OPERATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         7.2  COVENANTS OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         7.3  EXCHANGE ACT COMPLIANCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         7.4  FILINGS; CONSENTS; OTHER ACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         7.5  PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         7.6  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         7.7  OTHER ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         7.8  TAKEOVER STATUTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.9  AFFILIATE AGREEMENTS; TRANSITION SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.10 INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

         7.11  CUSTOMER RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.12  ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.13  COMPANY AND PRODUCT NAMES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.14  REAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         7.15  NOTICE OF BREACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         7.16  POST-STOCK PURCHASE CLOSING ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         7.17  NON-COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         7.18  NON-SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         7.19  CONSUMMATION OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         7.20  REPAYMENT OF CERTAIN INDEBTEDNESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         7.21  CERTAIN REFUNDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         7.22  SECTION 338(h)(10) ELECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VIII
CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         8.1  CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB TO CONSUMMATE THE STOCK PURCHASE  . . . . . . . . . . . . . 26
         8.2  CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB TO CONSUMMATE THE MERGER  . . . . . . . . . . . . . . . . . 27
         8.3  CONDITIONS TO OBLIGATIONS OF HOLDINGS AND THE COMPANY TO CONSUMMATE THE STOCK PURCHASE  . . . . . . . . . . . . . 28
         8.4  CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CONSUMMATE THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE IX
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.1  TERMINATION BY MUTUAL CONSENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.2  TERMINATION BY PURCHASER, HOLDINGS OR THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.3  TERMINATION BY PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.4  TERMINATION BY HOLDINGS OR THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         9.5  TERMINATION BY THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         9.6  EFFECT OF TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE X
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         10.1  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         10.2  INDEMNIFICATION FOR CERTAIN BREACHES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         10.3  CERTAIN TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         10.4  INDEMNIFICATION OF CERTAIN PERSONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.5  CERTAIN TERMINATION LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         10.6  NOTICE AND PAYMENT OF CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         10.7  MATTERS INVOLVING THIRD PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE XI
MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.1  PAYMENT OF EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.2  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.3  MODIFICATION OR AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.4  WAIVER OF CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.5  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.6  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.7  FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

         11.8  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         11.9  ENTIRE AGREEMENT, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         11.10 PARTIES IN INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         11.11 DEFINITION OF "SUBSIDIARY."  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         11.12 CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         11.13 SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         11.14 CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         11.15 KNOWLEDGE .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

Schedule A:    List of Physicians

                                                                  EXECUTION COPY

                       STOCK PURCHASE AND MERGER AGREEMENT

         STOCK PURCHASE AND MERGER AGREEMENT (as amended from time to time, this "Agreement"), dated as of December 18, 1995, by and among AHP Holdings, Inc., a Connecticut corporation ("Holdings"), PARTNERS Health Plan of Pennsylvania, Inc., a Pennsylvania corporation (the "Company"), Coventry Corporation, a Delaware corporation ("Purchaser"), and Coventry Acquisition Corporation, a Tennessee corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub").

         BACKGROUND

         A. The Board of Directors of Purchaser and the respective Boards of Directors of Holdings and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company through a stock purchase and subsequent merger upon the terms and subject to the conditions set forth herein.

         B. Holdings, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         C. Purchaser and Merger Sub desire to purchase all of the outstanding shares of common stock, without par value per share (the "Common Stock"), of the Company and all of the outstanding, redeemable preferred stock, without par value per share (the "Preferred Stock"), of the Company's subsidiary Aetna Health Plans of Western Pennsylvania, Inc. ("AHPWP") on the terms set forth herein.

         D. The Company, Purchaser and Merger Sub desire to effect the merger of the Company with and into Merger Sub on the terms set forth herein.

                                    AGREEMENT

         In consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                 STOCK PURCHASE

         1.1 PURCHASE. Subject to the terms and conditions of this Agreement, at the Stock Purchase Closing (as hereinafter defined), Holdings will sell to Merger Sub, and Merger Sub will purchase, (a) all of the shares of Common Stock of the Company owned by Holdings (all such shares, the "Holdings Shares") for a purchase price per share of Common Stock equal to $5,274.90 in cash, based on a total of 6,075 shares of Common Stock outstanding and (b) all of the Preferred Stock for an aggregate purchase price of $2,955,000 in cash (collectively, the "Stock Purchase"). The closing of the Stock Purchase (the "Stock Purchase Closing") shall take place as soon as practicable following the satisfaction or waiver of the conditions in Section 8.1.

         1.2 CONSENT TO PURCHASE. The Company hereby consents to the Stock Purchase and represents that its Board of Directors has, at a meeting duly called and held (a) determined that the Stock Purchase and the Merger are fair to, and in the best interests of the Company and its stockholders and (b) approved this Agreement, the Stock Purchase and the Merger. The Company has received the opinion of Wasserstein Perella & Co., Inc. that the consideration to be received by the holders of Common Stock in the Merger is fair, from a financial point of view, to such holders.

         1.3 BOARD OF DIRECTORS. Promptly upon the purchase by Merger Sub of the Holdings Shares, Holdings shall cause the directors of the Company set forth on
Schedule 1.3 to tender their resignations, and such persons as may be designated by Merger Sub to be appointed and to constitute the entire board of directors of the Company. At the request of Purchaser, the Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

         1.4 STOCK PURCHASE CLOSING. The Stock Purchase Closing shall take place
(a) at the offices of Robinson & Cole, Hartford, Connecticut, at 9:00 a.m., local time, on the fifth business day after the fulfillment or waiver of the conditions set forth in Section 8.1 or (b) at such other place and time or on such other date as Holdings and Purchaser may agree.

                                   ARTICLE II
                   THE MERGER; MERGER CLOSING; EFFECTIVE TIME

         2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease or Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (in either case, the "Merger"). Merger Sub or the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as "Surviving Corporation") and shall continue to be governed by the laws of the State of Tennessee, if Merger Sub is Surviving Corporation, or the Commonwealth of Pennsylvania, if the Company is Surviving Corporation. Surviving Corporation shall have a name that is not inconsistent with the terms of this Agreement and shall succeed, without other transfer, to all of the rights and properties and be subject to all of the debts and liabilities of the Company and Merger Sub. The Merger shall have the effects specified in the Tennessee Business Corporation Act (as amended, the "TBCA") or the Pennsylvania Business Corporation Law of 1988 (as amended, the "PBCL").

         2.2 MERGER CLOSING. The closing of the Merger (the "Merger Closing") shall take place (a) at the offices of Bass, Berry & Sims, Nashville, Tennessee, at 9:00 a.m., local time, on the fifth business day after the fulfillment or waiver of the conditions set forth in Article VIII or (b) at such other place and time or on such other date as the Company and Purchaser may agree.

         2.3 EFFECTIVE TIME. As soon as practicable following the Merger Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX, articles of merger (the "Articles of Merger") providing for a net cash per share consideration to the Company's stockholders on the effective date of the Merger of not less than $5,274.90 shall be prepared in accordance with the TBCA and the PBCL, and thereafter delivered to the respective Secretaries of State of the States of Tennessee and Pennsylvania for filing as provided in the TBCA and the PBCL. The Merger shall become effective upon the filing of the Articles of Merger (together with any other documents required by law to effectuate the Merger) with the Secretary of State of the State of Tennessee or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

                                   ARTICLE III
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                            OF SURVIVING CORPORATION

         3.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of Surviving Corporation until duly amended in accordance with the terms thereof and the TBCA or the PBCL, as applicable, except that the name of Surviving Corporation shall be changed to a name that is not inconsistent with the terms of this Agreement.

         3.2 BY-LAWS. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of Surviving Corporation until duly amended in accordance with the terms thereof and the TBCA.

                                   ARTICLE IV
                   BOARD OF DIRECTORS OF SURVIVING CORPORATION

         At the Effective Time, each of the members of the Board of Directors of the Company immediately prior to the Effective Time shall be removed and, concurrently with such removal, the directors of Merger Sub shall become the directors of Surviving Corporation, each to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Certificate of Incorporation and By-Laws.

                                    ARTICLE V
               CONVERSION AND CANCELLATION OF SHARES IN THE MERGER

         5.1 CONVERSION AND CANCELLATION OF SHARES. The manner of converting and canceling shares of the Company and Merger Sub in the Merger shall be as follows:

              (a) At the Effective Time, each share of Common Stock (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies"), or Shares which are held by stockholders ("Dissenting Stockholders") duly exercising appraisal rights pursuant to Subchapter D ("Subchapter D") of the PBCL shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $5,274.90 per Share in cash (the "Merger Consideration").

              (b) At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right of holders (other than the Purchaser Companies) to receive the Merger Consideration upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, of Dissenting Stockholders to require Purchaser or Surviving Corporation to purchase such Shares in accordance with Subchapter D.

              (c) At the Effective Time, each Share owned directly or indirectly by the Company as treasury stock or otherwise, and each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

              (d) At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of Surviving Corporation.

         5.2  PAYMENT FOR SHARES.

              (a) Promptly after the Effective Time, Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares, a form (mutually agreed to by Purchaser and the Company) of letter of transmittal (the "Letter of Transmittal") which shall include instructions for effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment of the Merger Consideration therefor. Upon surrender to the party designated by Purchaser as the Exchange Agent (the "Exchange Agent") of such certificates, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, Purchaser shall cause to be issued and delivered to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings.

              (b) No interest shall be paid or shall accrue on the amount payable upon the surrender of any certificate, whether or not such certificate was surrendered for the Merger Consideration. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Purchaser, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not payable.

              (c) Neither the Exchange Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law.

              (d) Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

         5.3 APPRAISAL RIGHTS. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder's Shares for their "fair value," as provided in Subchapter D, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Dissenting Stockholders shall be entitled only to such rights as are granted by Subchapter D. Each Dissenting Stockholder who becomes entitled, pursuant to Subchapter D, to payment of the fair value for any Shares held by such Dissenting Stockholder shall receive payment therefor from Purchaser or Surviving Corporation and all of such Dissenting Stockholder's Shares shall be cancelled. Neither the Company nor Holdings shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such stockholder shall thereupon be entitled to be surrendered in exchange for the Merger Consideration.

         5.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing Shares are presented to Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY. Holdings and the Company hereby jointly and severally represent and warrant to Purchaser and Merger Sub that:

             (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (as defined in Section 11.11) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Company and its subsidiaries has the requisite corporate power and corporate authority to own and lease its properties and assets and to carry on its respective businesses as they are now being conducted. Schedule 6.1(a) sets forth: each of the Company's subsidiaries; each subsidiary's jurisdiction of organization; each corporation, partnership, joint venture or other organization in which the Company or any of its subsidiaries owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is so owned); and the names of persons other than the Company that are equity investors in the Company's subsidiaries or any such corporation, partnership, joint venture or other organization other than such a publicly-traded corporation. Other than as disclosed in Schedule 6.1(a), the Company has no subsidiaries. The Company has provided to Purchaser complete and correct copies of the Company's Certificate of Incorporation and By-Laws, and comparable charter documents and bylaws of each subsidiary, each as amended to date. The Company's Certificate of Incorporation and By-Laws and the subsidiaries' charter documents and by-laws, as so delivered, are in full force and effect.

             (b) AUTHORIZED CAPITAL. The authorized capital stock of the Company consists of: 100,000 Shares, of which 6,075 Shares are outstanding on the date hereof. Holdings owns, beneficially and of record, 4,956 Shares and all 2,955 outstanding shares of Preferred Stock on the date hereof. Holdings owns the Holdings Shares and such Preferred Stock free and clear of all liens, security interests, mortgages, pledges or other restrictions or rights of third parties. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 6.1(a), owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, or similar encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. After the Effective Time, Surviving Corporation shall have no obligation to issue, transfer or sell any capital stock of Surviving Corporation.

             (c) CORPORATE AUTHORITY. Subject only to approval of this Agreement by holders of a majority of the outstanding Shares, if required by law, Holdings and the Company each have the requisite corporate power and corporate authority and have taken all corporate action necessary in order to execute and deliver this Agreement and each other agreement or document contemplated to be delivered by the Company or Holdings in connection with the Merger and to consummate the transactions contemplated hereby and thereby. This Agreement is, and each such other agreement or document will be, a valid and binding agreement of Holdings and the Company enforceable against Holdings and the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

             (d) GOVERNMENTAL FILINGS; NO VIOLATIONS.

                 (i) Other than the filings provided for in Section 2.3, such filings as are required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, such filings and/or approvals as are required by the Pennsylvania Insurance Department (the "Insurance Department") and the Pennsylvania Department of Health (the "Department of Health"), such filings as are required to be made by the Company, Purchaser and/or Merger Sub with the Insurance Department or the Department of Health after the Stock Purchase Closing and as set forth on Schedule 6.1(d)(i) or otherwise required by law (together, the "Company Regulatory Filings"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its subsidiaries from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. Other than the filings provided for in Section 2.3 or required under the HSR Act or the Exchange Act or required by the Insurance Department or the Department of Health or required to be made by the Company, Purchaser and/or Merger Sub with the Insurance Department or the Department of Health after the Stock Purchase Closing,
Schedule 6.1(d)(i) sets forth all Company Regulatory Filings known by the Company to be required as of the date hereof. Upon becoming aware of any Company Regulatory Filings which are required by law but are not listed on Schedule 6.1(d)(i) (other than the filings provided for in Section 2.3 or required under the HSR Act or the Exchange Act), the Company shall promptly notify Purchaser of such Company Regulatory Filings.

                (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any provision of any Material Contract (as defined in Section 6.1(j)) of the Company or any of its subsidiaries or (C) any change in the rights or obligations of the Company or any of its subsidiaries under any law, Material Contract, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject.

             (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has delivered to Purchaser (i) each proxy statement or information statement distributed by it since January 1, 1995, (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "10-K") and (iii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995, and (iv) each report on Form 8-K filed by it since December 31, 1994, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the 10-K and the Company's September 30, 1995 Quarterly Report on Form 10-Q (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, of changes in stockholders' equity and of cash flows included in or incorporated by reference into the 10-K and the Company's September 30, 1995 Quarterly Report on Form 10-Q (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries of the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Purchaser and Merger Sub each acknowledge that the Company or its subsidiaries presently are parties to one or more agreements (collectively, the "Management Agreement") with Aetna Health Management, Inc. ("AHM") pursuant to which AHM provides substantially all of the management, marketing, financial and administrative services used by the Company or its subsidiaries. Anything else contained in this Agreement to the contrary notwithstanding, neither Holdings nor the Company makes any representation or warranty as to whether the fees paid by the Company or its subsidiaries to AHM under the Management Agreement accurately reflect the cost of managing the Company and its subsidiaries (either historically or on a prospective basis). Other than the Company Reports, the Company has not filed prior to the date hereof any definitive reports or statements with the SEC since December 31, 1994.

             (f) ABSENCE OF CERTAIN CHANGES; NO OTHER LIABILITIES. Except as disclosed in the Company Reports or in Schedule 6.1(f), since December 31, 1994 to the date hereof, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, except for the transactions contemplated by this Agreement, there has not been: (i) any material adverse change in the financial condition, cash flows, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole or any development or combination of developments of which management of the Company is aware which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company,
(iii) any change by the Company in accounting principles, practices or methods;
(iv) any action taken after September 30, 1995, which, if taken after the date of this Agreement, would have required the consent of Purchaser under Section 7.1; or (v) any material revaluation by the Company of any of its assets. Neither the Company nor any subsidiary of the Company has any liabilities required to be set forth on a balance sheet in accordance with GAAP, except (A) liabilities that are reflected or disclosed in the most recent of the financial statements referred to in Section 6.1(e), (B) liabilities incurred after September 30, 1995, in the ordinary course of business and consistent in size and amount with the Company's prior experience reflected in the Company Reports or (C) liabilities that are set forth on Schedule 6.1(f).

             (g) EMPLOYEES. Neither the Company nor any of its subsidiaries has any employees. Neither the Company nor any of its subsidiaries maintains any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). The Company has no obligation or liability for compensation, severance or employee benefits of any kind to any person, including any person listed on Schedule 7.6.

             (h) TAXES. The Company and its subsidiaries presently are included in the consolidated federal income tax returns of the Company's ultimate parent, Aetna Life and Casualty Company ("Parent"). The Company's income through the Stock Purchase Closing will be included in such consolidated returns and all Taxes relating to the Company and its subsidiaries which relate to all periods prior to the Stock Purchase Closing will be paid by Parent or one of Parent's subsidiaries. The Company or Surviving Corporation, as applicable, shall pay all taxes relating to the Company or Surviving Corporation, as applicable, or its subsidiaries which relate to all periods after the Stock Purchase Closing. Prior to and including the Stock Purchase Closing, Parent shall be entitled to charge the Company and the Company's subsidiaries for Taxes relating to the Company and its subsidiaries in accordance with Parent's then current tax allocation methodology which shall be the same in all material respects as that reflected in the Company Reports. For purposes of this Agreement, the term "Tax" shall mean any and all federal, state, local and foreign taxes of any nature whatsoever, including any related penalties, interest and liabilities.

Anything else contained in this Agreement to the contrary notwithstanding, neither Holdings nor the Company makes any representation or warranty as to the amount or level of Taxes that Purchaser or Merger Sub will be required to pay as a result of the Company being a part of Purchaser's consolidated filing group. The information set forth on Schedule 6.1(h) is true and complete in all material respects.

             (i) COMPLIANCE WITH LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the business or ownership of the properties of the Company and its subsidiaries (the "Company Permits"). Except as set forth on Schedule 6.1(i), (i) the Company and its subsidiaries are in compliance with the terms of the Company Permits, (ii) the businesses of the Company and its subsidiaries are being conducted in accordance and in conformity with all material laws, ordinances or regulations of governmental entities, except to the extent that any noncompliance with such laws, ordinances or regulations would not have a material adverse effect on the Company and its subsidiaries taken as a whole, (iii) as of the date of this Agreement no investigation or review by any governmental entity with respect to the Company or any subsidiary of the Company is pending, or to the knowledge of the Company threatened, (iv) the Company has no reason to believe that any such investigation or review will result in any material changes in the procedures or operations of the Company or any of its subsidiaries, or would have a material adverse effect on the Company and its subsidiaries taken as a whole, and (v) to the Company's knowledge, no conditions exist which are reasonably likely to result in any claim, suit, action, proceeding or investigation by any governmental entity against the Company or any of its subsidiaries which is reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole. AHPWP, to the extent AHPWP is conducting a health maintenance organization ("HMO") business, is duly qualified or authorized and in good standing under the HMO laws of each state in which the conduct of such business requires such qualification or authorization.

             (j) CERTAIN CONTRACTS. Schedule 6.1(j) sets forth, as of the date of this Agreement, a true and complete list of (i) each contract, agreement or other arrangement of or involving the Company or any of its subsidiaries with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), (ii) each contract, agreement or other arrangement which limits or restricts the ability of the Company or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place, (iii) each mortgage, contract, lease, indenture or other agreement of the Company or any of its subsidiaries which constitutes any other liability, obligation or transaction and is material to the Company and its subsidiaries or their businesses taken as a whole, (iv) each material written contract or other material written arrangement between the Company or any of its subsidiaries on the one hand and Parent or any affiliate of Parent on the other hand, (v) each material written contract between the Company (or any subsidiary of the Company) and any provider of healthcare services other than a physician or group of physicians, (vi) the Russellton Medical Group provider contract,
(vii) each written contract between the Company (or any subsidiary of the Company) and any governmental agency customer or non-governmental customer accounting for more than 3% of the Company's consolidated revenues for the six months ended June 30, 1995, (viii) each written contract between the Company (or any subsidiary of the Company) and any Provider of Managed Care Services (as defined below) to members of the Company's HMO, (ix) each written contract or other written arrangement of the Company or any of the Company's subsidiaries concerning an existing or proposed partnership or joint venture with any other person, (x) each written contract between the Company or any Company subsidiary and any state (including the Commonwealth of Pennsylvania) or any agency, subdivision or authority thereof, (xi) each management, consulting, employment, severance or other material employment or consulting arrangement to which the Company or any of its subsidiaries is a party and (xii) each other written contract to which the Company or any of its affiliates is a party that is material to the business of the Company and its subsidiaries taken as a whole. The items referred to in Sections 6.1(j)(i) through Section 6.1(j)(xii) are referred to herein as "Material Contracts," provided, however, that "Material Contracts" shall not include any contract in the ordinary course of business with any provider of healthcare services that is a physician or group of physicians substantially in a form previously provided to or made available to Purchaser other than the Russellton Medical Group provider contract. Attached hereto as Schedule A is, to the Company's knowledge, a complete list of all physicians who have contracted with the Company to provide healthcare services to the Company's customers. A true and complete copy of each Material Contract has been made available to Purchaser. For purposes of this Agreement, "Provider of Managed Care Services" means any person or entity who coordinates the provision of healthcare services through arrangements with one or more providers of healthcare services.

             (k) REAL PROPERTY. The Company and its subsidiaries do not own, hold title to or lease any real property. The Company does not utilize or occupy any real property pursuant to a lease. All real property utilized or occupied by the Company is provided to the Company by AHM pursuant to the Management Agreement.

             (l) BROKERS AND FINDERS. Other than as required by Section 9.6, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein (collectively, "Seller Fees"), except that the Company has employed Wasserstein Perella & Co., Inc. as its financial advisor. Holdings will pay all Seller Fees.

             (m) LEGAL PROCEEDINGS. There is no Action (as defined below), either pending or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary or any of their respective properties or assets that might reasonably be expected to result in an adverse judgment of $100,000 or more, that could reasonably be expected to materially adversely affect the conduct of the Company's or its subsidiaries' business or to impede or prohibit any of the transactions contemplated by this Agreement, or that enjoins or seeks to enjoin any activity by the Company or any subsidiary.
Schedule 6.1(m) lists all Actions pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or assets. Except in connection with the transactions contemplated hereby, there is no matter as to which the Company or any subsidiary has received any notice, claim or assertion, or, to the knowledge of the Company, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of the Company or any subsidiary or any other person, nor to the knowledge of the Company is there any reasonable basis therefor, in connection with which any such person has or may reasonably be expected to have any right to be indemnified by the Company or any subsidiary. For purposes of this Agreement, the term "Action" shall mean any order, decree, injunction, judgment, ruling or writ, or action, complaint, investigation, suit or other proceeding, whether civil or criminal, in law in equity, or before any arbitrator or governmental entity.

             (n) REGULATORY STATEMENTS. The annual and quarterly statements described on Schedule 6.1(n) and the statutory balance sheets and income statements included therein (i) are true and accurate in all material respects,
(ii) are complete in accordance with the accounting principles or practices set forth in applicable State laws and regulations or prescribed or permitted by the relevant State regulatory body ("Statutory Accounting Principles") in all material respects, (iii) present fairly the statutory financial condition and results of operations of the Company or its subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with Statutory Accounting Principles consistently applied throughout the periods indicated, except as expressly set forth therein,
(iv) constitute all state-mandated periodic statutory accounting reports required to be filed by the Company or any of its subsidiaries since December 31, 1994, and (v) were filed in accordance with all statutory requirements.

             (o) INSURANCE. Prior to the date of this Agreement the Company has been included within insurance coverage maintained by Parent or certain of Parent's affiliates for Parent's and Parent's affiliates' health business generally and has been provided stop loss coverage by an affiliate of Parent. Holdings shall cause such insurance to be maintained in effect to cover claims made up to and including the Stock Purchase Closing. Holdings and the Company shall cause the insurance policies governing such coverage that is "claims made" coverage to provide for a two (2) year period following the Stock Purchase Closing during which claims may be made under such policies for losses incurred prior to the Stock Purchase Closing.

             (p) IBNR RESERVES. The reserves established by the Company and its subsidiaries in the Company Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date hereof and prior to the Stock Purchase Closing, for incurred but not yet reported claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of this Agreement, neither the Company nor its senior management is aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in reserves for such incurred but not yet reported claims above that reflected in the most recent balance sheet included in the Company Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to the Company's services). Anything else contained in this Agreement to the contrary notwithstanding, neither Holdings nor the Company makes any representation or warranty as to the adequacy of the Company's reserves in covering actual losses.

             (q) CONTRACT CANCELLATIONS. Except as set forth in Schedule 6.1(q), as of the date of this Agreement, there is no pending or, to the knowledge of Holdings or the Company, threatened cancellation of any material contract between the Company or any of its subsidiaries and any provider of health care services or any employer group.

             (r) NO MISREPRESENTATION. Except as set forth on Schedule 6.1(r), as of the date of this Agreement, neither Holdings nor the Company has any knowledge of any condition that would have a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its subsidiaries taken as a whole that has not been disclosed to Purchaser.

             (s) NO CONSENTS OR APPROVALS. The execution and delivery of this Agreement by Holdings and the Company do not, and the consummation of each of the transactions contemplated by this Agreement will not, require the consent or approval of any person or entity under any loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which the Company or any of its subsidiaries is a party.

        6.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub jointly and severally representand warrant to Holdings and the Company that:

             (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Purchaser and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, when taken together with all other such failures, does not have a material adverse effect on the financial condition, cash flows, properties, businesses or results of operations of Purchaser and its subsidiaries taken as a whole. Purchaser has made available to the Company complete and correct copies of Purchaser's and Merger Sub's Certificate of Incorporation and By-Laws, each as amended to date; and Purchaser's and Merger Sub's Certificate of Incorporation and By-Laws are in full force and effect.

             (b) CORPORATE AUTHORITY. Each of Purchaser and Merger Sub has the requisite corporate power and corporate authority and has taken all corporate and stockholder action necessary in order to execute and deliver this Agreement and each other agreement or document contemplated to be entered into by Purchaser or Merger Sub in connection with the Stock Purchase or the Merger and to consummate the transactions contemplated hereby and thereby. This Agreement is, and each such other agreement or document will be, a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

             (c) GOVERNMENTAL FILINGS; NO VIOLATIONS

                 (i) Other than the filings provided for in Section 2.3 and such filings as are required under the HSR Act and the Exchange Act and such filings and/or approvals as are required by the insurance or HMO (or similar body) laws of the various States and as set forth on Schedule 6.1(d)(i) or otherwise required by law (together, the "Purchaser Regulatory Filings" and together with the Company Regulatory Filings, the "Regulatory Filings"), no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby. Other than the filings provided for in Section 2.3 or required under the HSR Act or by the insurance or HMO (or similar body) laws of the various States, Schedule 6.2(c)(i) sets forth all Purchaser Regulatory Filings known by Purchaser to be required as of the date hereof. Upon becoming aware of any Purchaser Regulatory Filings which are required by law but are not listed on Schedule 6.2(c)(i) (other than the filings provided for in Section 2.3 or required under the HSR Act, or by the insurance or HMO (or similar body) laws of the various States), Purchaser shall promptly notify the Company of such Purchaser Regulatory Filings.

                (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in
(A) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or the comparable governing instruments of any of its subsidiaries, including Merger Sub, or (B) a breach or violation of, or a default under, any provision of any material contract of Purchaser or any of its subsidiaries or any change in the rights or obligations of Purchaser or any of its subsidiaries under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or any of its subsidiaries is subject.

             (d) NO CONSENTS OR APPROVALS. The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation of each of the transactions contemplated by this Agreement will not, require the consent or approval of any person or entity under any loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which Purchaser or any of its subsidiaries is a party.

             (e) BROKERS AND FINDERS. Other than as required by Section 9.6, neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein (collectively, "Purchaser Fees"). Purchaser shall pay all Purchaser Fees.

             (f) LEGAL PROCEEDINGS. There is no Action, either pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any subsidiary or any of their respective properties or assets that might reasonably be expected to materially adversely affect Purchaser's and its subsidiaries' ability to perform their respective obligations under the Network Agreement (as hereinafter defined) or to impede, enjoin or prohibit any of the transactions contemplated by this Agreement.

             (g) NO MISREPRESENTATION. Except as set forth on Schedule 6.2(g), as of the date of this Agreement, neither Purchaser nor Merger Sub has any knowledge of any condition that would have a material adverse effect on Purchaser's and its subsidiaries' ability to perform their respective obligations under the Network Agreement or Purchaser's and Merger Sub's ability to consummate the transactions contemplated by this Agreement, that has not been disclosed to Holdings and the Company.

             (h) FINANCING. On the date of this Agreement, Purchaser has, and at the time of the Stock Purchase Closing Purchaser will have, available funds or financing sufficient to enable Purchaser or Merger Sub to purchase for cash the Holdings Shares and the Preferred Stock at the Stock Purchase Closing and make the cash payments required by Sections 7.20 and 7.22. On the date of this Agreement, Purchaser has, and at the Effective Time Purchaser will have, available funds or financing sufficient to enable Purchaser to provide funds sufficient in the aggregate to make the payments required by Sections 5.2, 5.3,
7.20 and 7.22.

                                   ARTICLE VII
                                    COVENANTS

         7.1 INTERIM OPERATIONS OF THE COMPANY. Holdings and the Company covenant and agree that, after the date hereof and prior to the Stock Purchase Closing, and the Company (and not Holdings) covenants and agrees that, after the date hereof and prior to the

Effective Time, and except as otherwise contemplated or disclosed herein, unless Purchaser shall have consented in writing thereto:

             (a) the business of the Company and its subsidiaries and affiliates shall be conducted only in the ordinary and usual course;

             (b) the Company shall not (i) sell or pledge or agree to sell or pledge any equity securities of its subsidiaries owned by it (except for statutory deposits made (to comply with applicable laws and regulations) after 10-day's prior notice thereof to Purchaser); (ii) amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

             (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than additional purchases of securities from wholly-owned subsidiaries of the Company; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) other than in the ordinary course of business consistent with past practice, acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (iv) authorize capital expenditures other than those set forth in the Company's capital expenditure budget for 1995 as previously delivered to Purchaser (and then only to the extent consistent with budgeted amounts for the then year to date as set forth in such budget); or (v) acquire or make any material investment, whether by purchase, contributions to capital, property transfers or otherwise, in any other entity (excluding wholly-owned subsidiaries);

             (d) neither the Company nor any of its subsidiaries shall grant any new severance or termination pay to, or enter into any new employment or severance agreement or arrangement with, any person listed on Schedule 7.6 (except as reasonably required to fill officer vacancies) having potential payments by the Company of $20,000 or more; and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, savings, compensation, stock purchase, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of the Company or any of its subsidiaries;

             (e) neither the Company nor any of its subsidiaries shall settle or compromise any claims or litigation against the Company or any of its subsidiaries where the amount in controversy exceeds $50,000 for an amount greater than any reserve established therefor on the date hereof or, except in accordance with their terms and for amendments, modifications, and terminations which are commercially reasonable and do not have a material adverse effect on the financial condition, cash flows, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole, modify, amend or terminate any of its Material Contracts or, except in the ordinary and usual course of business and consistent with past practice, waive, release or assign any material rights or claims;

             (f) neither Holdings nor the Company nor any of the Company's subsidiaries shall cause any insurance policy naming the Company or any of the Company's subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated as a result of actions or inactions by Holdings, the Company or any of the Company's subsidiaries prior to the Stock Purchase Closing;

             (g) neither Holdings nor the Company nor any of the Company's subsidiaries shall authorize or enter into an agreement to do any of the foregoing; and

             (h) the Company shall make all filings, and shall take all actions, necessary for the Company to comply with or satisfy the requirements of the Exchange Act (and the rules and regulations promulgated thereunder) as such requirements apply to each of the transactions contemplated by this Agreement.

         7.2 COVENANTS OF PURCHASER. Purchaser covenants and agrees that, after the date hereof and prior to the Effective Time, unless the Company shall have consented in writing thereto, the business of Purchaser and its subsidiaries and affiliates shall be conducted only in a manner that shall not adversely affect Purchaser's or Merger Sub's ability to perform their respective obligations under this Agreement, including payment in cash of the purchase price for the Holdings Shares and the Preferred Stock at the Stock Purchase Closing, the payment in cash of the Merger Consideration in accordance with Section 5.2, the payment in cash of all amounts payable pursuant to Section 5.3, and the payment in cash of all amounts payable pursuant to Sections 7.20 and 7.22.

         7.3 EXCHANGE ACT COMPLIANCE. Purchaser shall make all filings, and shall take all actions, necessary to comply with or satisfy the requirements of the Exchange Act (and the rules and regulations promulgated thereunder) as such requirements apply to each of the transactions contemplated by this Agreement.

         7.4 FILINGS; CONSENTS; OTHER ACTIONS. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Each party shall promptly provide the other (or its counsel) copies of all filings in connection with the Stock Purchase or the Merger made by such party under the HSR Act, all filings after the date hereof and prior to the Effective Time made by such party under the Exchange Act and all other Regulatory Filings in connection with this Agreement and the transactions contemplated hereby and thereby.

         7.5 PUBLICITY. Neither Purchaser nor the Company shall issue any press release after the date hereof or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other, except to the extent that the disclosing party is advised in writing by its counsel that such a press release or statement is required by applicable law, and then only after consultation with the other party. The Company and Purchaser shall consult with each other prior to making any filings with any federal or state governmental or regulatory agency with respect to the Merger.

         7.6 EMPLOYEE BENEFITS. Purchaser shall be entitled to delete persons from Schedule 7.6 at any time prior to December 29, 1995. At the later of the Stock Purchase Closing and December 30, 1995, Purchaser shall, or shall cause Merger Sub to, offer employment to each of the persons listed on Schedule 7.6. Purchaser shall cause the persons listed on Schedule 7.6 (and each of the persons listed on Schedule 7.6(b) who are offered employment by Purchaser or Merger Sub at the time of the Stock Purchase Closing) to be offered benefit arrangements substantially consistent with those offered to similarly situated employees of Purchaser and its subsidiaries, including the opportunity to participate in Purchaser's stock option and other incentive arrangements. Each such benefit arrangement shall, to the extent permitted under the terms thereof, give credit to employees for service with Parent and its subsidiaries (and their predecessors) prior to the Stock Purchase Closing for all purposes for which such service is recognized under such plans. Purchaser shall offer each of the persons listed on Schedule 7.6 (and each of the persons listed on Schedule 7.6(b) who are offered employment by Purchaser or Merger Sub at the time of the Stock Purchase Closing) credit for their accrued vacation time at the time of the Stock Purchase Closing. If (a) at the time of the Stock Purchase Closing Purchaser or one of Purchaser's affiliates fails to offer employment to any person listed on Schedule 7.6 or (b) after the date of this Agreement but prior to

180 days after the Stock Purchase Closing Purchaser hires any person listed on
Schedule 7.6 or Schedule 7.6(b) and terminates such person within twelve (12) months of such hire for any reason other than for cause, then Purchaser shall provide each such person who was not so hired and each such terminated person with the severance benefits described on Schedule 7.6(a) and Purchaser shall be liable for all asserted claims of wrongful termination with respect to each such person who was not so hired up to a maximum in any case equal to the severance benefits described on Schedule 7.6(a). Notwithstanding the foregoing, neither Purchaser nor Surviving Corporation shall assume any liability for the termination, in connection with the transactions contemplated by this Agreement, of employment with Parent or any of Parent's subsidiaries of any individual except as provided in the immediately preceding sentence of this Section 7.6. Nothing contained in this Agreement shall require the continued employment of any employee after the Stock Purchase Closing or make any employee of Holdings or the Company or any of the Company's subsidiaries a beneficiary of this Agreement.

         7.7 OTHER ACQUISITION PROPOSALS.

             (a) For purposes of this Agreement, (i) the term "Acquisition Proposal" shall mean any proposal subsequent to the date of this Agreement which may reasonably be expected to lead to any proposal or offer (including any proposal or offer to holders of Shares) with respect to an acquisition, merger, consolidation or similar transaction involving, or any purchase of all or a substantial part of the assets of, the Company or any of its subsidiaries or any purchase of Shares; and (ii) the term "Representative" shall mean, with respect to any entity, such entity's officers, directors, employees, agents, counsel, accountants, investment bankers and other authorized representatives.

             (b) After the date of this Agreement, neither Holdings nor the Company shall, nor shall Holdings or the Company authorize or permit any Representative or affiliate of the Company or any subsidiary to, directly or indirectly (i) invite, solicit or encourage any inquiries or the making of any Acquisition Proposal or (ii) subject to fiduciary obligations under applicable law as advised by counsel, participate in any discussion or negotiations, or provide third parties with any information, relating to any such inquiry or Acquisition Proposal.

             (c) If Holdings, the Company or any affiliate of Holdings receives any unsolicited Acquisition Proposal, Holdings or the Company shall immediately notify Purchaser of the receipt and principal terms of such Acquisition Proposal.

         7.8 TAKEOVER STATUTES. If any takeover statute ("Takeover Statute") is applicable to the transactions contemplated hereby, the Company and its Board of Directors and Purchaser and its Board of Directors, as applicable, shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

         7.9 AFFILIATE AGREEMENTS; TRANSITION SERVICES. At the Stock Purchase Closing, Holdings shall cause each agreement or other arrangement between the Company (or any of the Company's subsidiaries) and Parent (or any subsidiary of Parent) to be terminated. At the Stock Purchase Closing, Holdings or an affiliate of Holdings will enter into an agreement or agreements, reasonably satisfactory to Holdings and Purchaser, to provide the transition services set forth on Schedule 7.9 to the Surviving Corporation for a period of up to one year (or such shorter period as may be set forth on Schedule 7.9).

         7.10 INSURANCE. Purchaser and Merger Sub understand and acknowledge that all insurance coverage (including stop loss coverage) currently provided to, or purchased by, the Company from Parent or one of Parent's subsidiaries will terminate and be of no further force or effect at the Stock Purchase Closing. Holdings and the Company shall cause the insurance policies governing such coverage that is "claims made" coverage to provide for a two (2) year period following the Stock Purchase Closing during which claims may be made under such policies for losses incurred prior to the Stock Purchase Closing.

         7.11 CUSTOMER RECORDS. As promptly as practicable following the Stock Purchase Closing, Holdings will cause AHM to transfer to the Company or Surviving Corporation, as applicable, all of the Company's customer and member records and copies of all other records pertaining to the Company's business and operations, including accounting, tax, provider information, claims and reserves, that AHM, to its knowledge, has in AHM's possession. All of such records shall be in the format and in the medium in which they presently are maintained by AHM. AHM shall be entitled to retain copies of all such records.

         7.12 ADMINISTRATION. After the Stock Purchase Closing, except as specifically agreed in writing by Parent or an affiliate of Parent pursuant to
Section 7.9, neither Parent nor any affiliate of Parent (including AHM) shall have any obligation with respect to the operation, management or administration of the Company or Surviving Corporation or any of the Company's or Surviving Corporation's subsidiaries.

         7.13 COMPANY AND PRODUCT NAMES. Except as set forth on Schedule 7.13, at and after the Stock Purchase Closing, neither

Purchaser nor Surviving Corporation nor any of their respective subsidiaries shall have any right, title or interest in, or any right to use, any variation or permutation of any of the words "Aetna" or "PARTNERS" or any name of any current or planned product of the Company or any of Parent's subsidiaries. Except as set forth on Schedule 7.13, at the Stock Purchase Closing, the Company and Surviving Corporation and each of their respective subsidiaries shall cease all use of any variation or permutation of any of the words "Aetna" or "PARTNERS"; shall rename all of the Company's and Surviving Corporation's and their respective subsidiaries' current and planned products; and shall begin doing business under a name that does not contain the words "Aetna" or "PARTNERS" or any variation or permutation of either of such words. In connection with the foregoing, the Company shall revoke any existing "d/b/a" filings and make such new "d/b/a" filings as may be required by applicable law concurrently with or immediately following the Stock Purchase Closing.

         7.14 REAL PROPERTY. At and after the Stock Purchase Closing, the Company or Surviving Corporation, as applicable, shall sublease that part of the real property currently utilized or occupied by the Company, as set forth on
Schedule 7.14.

         7.15 NOTICE OF BREACH. The Company shall promptly give notice to Purchaser of the occurrence of any event, or the failure of any event to occur, that results in a breach of any representation or warranty of the Company or a failure by the Company to comply with any covenant, condition or agreement contained in this Agreement. Each of Purchaser and Merger Sub shall promptly give notice to the Company of the occurrence of any event, or the failure of any event to occur, that results in a breach of any representation or warranty of Purchaser or Merger Sub or a failure by Purchaser or Merger Sub to comply with any covenant, condition or agreement contained in this Agreement.

         7.16 POST-STOCK PURCHASE CLOSING ACCESS. At the requesting party's expense, each other party to this Agreement shall give the requesting party and its authorized representatives such reasonable access during normal business hours and upon reasonable prior notice, to the books, records and comparable documents relating to the business conducted prior to the Stock Purchase Closing by the Company and its subsidiaries (including all such accounting books and tax records) as any party hereto may reasonably request (a) for the applicable statute of limitations period in connection with the preparation and filing of tax returns and (b) for two (2) years following the Effective Time for any other reason whatsoever.

         7.17 NON-COMPETITION. Holdings hereby agrees that for a period of three
(3) years following the Stock Purchase Closing (or until such earlier date as Coventry and its affiliates cease to offer in the Western Pennsylvania Area services requiring an

HMO license to any persons or other traditional HMO services to Medicare or Medicaid recipients) (the "Non-Compete Period"), neither Holdings nor any of Holdings's direct or indirect affiliates shall offer any traditional HMO health benefit plan pursuant to an HMO license in Allegheny, Washington, Westmoreland, Beaver or Butler County, Pennsylvania (collectively, the "Western Pennsylvania Area"), provided that this Section 7.17 shall not preclude Holdings or any direct or indirect affiliate of Holdings from offering specialty products under an HMO license (including mental health plans, dental plans, vision plans, pharmacy plans, hearing plans, workers' compensation plans and disease carveouts (e.g., capitated cancer products)), and provided that this Section 7.17 shall not preclude Holdings or any direct or indirect affiliate of Holdings from acquiring any entity and provided further that for the duration of the Non-Compete Period if any entity so acquired by Holdings or any such affiliate holds a license to operate an HMO within the Western Pennsylvania Area: (a) if greater than 10% of the revenues of such entity are generated in the Western Pennsylvania Area, then Holdings or such affiliate shall either (i) sell the business conducted pursuant to such Western Pennsylvania Area HMO license within one (1) year of such acquisition and shall include Purchaser in the solicitation process, if any, conducted in connection with such sale or (ii) relinquish such HMO license solely as it relates to the Western Pennsylvania Area within one (1) year of such acquisition; and (b) if 10% or less of the revenues of such entity are generated in the Western Pennsylvania Area, then Holdings or such affiliate shall cause such acquired entity not to sell products or services requiring an HMO license to any existing customer of Purchaser or any of Purchaser's affiliates within the Western Pennsylvania Area.

         7.18 NON-SOLICITATION. Purchaser agrees that prior to June 5, 1997, neither Purchaser nor Merger Sub nor any of their respective affiliates, directors, officers, employees, representatives, successors or assigns shall solicit for employment, directly or indirectly, any person listed on Schedule
7.18 without the prior written consent of Holdings.

         7.19 CONSUMMATION OF MERGER. Purchaser and its affiliates shall use their commercially reasonable efforts to consummate the Merger simultaneously with, or as soon as practicable after, the Stock Purchase Closing. The consideration paid to the Company's common stockholders, other than Merger Sub, in connection with the Merger shall be paid in cash in an amount and on terms at least as favorable as the amount and terms given to Holdings pursuant to this Agreement, all as set forth in Article V.

         7.20 REPAYMENT OF CERTAIN INDEBTEDNESS. Within ten (10) calendar days of the Stock Purchase Closing, Purchaser or Merger Sub shall pay to Holdings $162,017 in cash in full satisfaction of the Company's obligations to Holdings identified as "Note payable to related party" on the Company's Consolidated Balance Sheet of December 31, 1994.

         7.21 CERTAIN REFUNDS. If at any time after the Stock Purchase Closing it is proven as a result of an audit that the Company or any of its subsidiaries is owed a refund of Taxes paid with respect to any period ending on or before the Stock Purchase Closing for any reason other than timing of the use of net operating losses, Purchaser, or any affiliate of Purchaser that receives all or any portion of any such refund, promptly shall remit the entire amount of such refund that it receives to Holdings.

         7.22 SECTION 338(h)(10) ELECTION. Subject to receipt of the payment described in the immediately succeeding sentence, Holdings agrees, if so directed by Purchaser prior to the last day upon which such an election may be made, to join with Purchaser in making an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under state, local or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Holdings Shares and the Preferred Stock. As a condition to the obligation of Holdings to join in such election, Purchaser shall pay to Holdings, prior to the making of any Section 338(h)(10) Election, an amount (the "338(h)(10) Amount") determined by Holdings as soon as reasonably practicable following the Stock Purchase Closing, but in any event within 180 days following the Stock Purchase Closing, equal to the sum of (a) the estimated additional federal, state, local or foreign Tax cost to Parent's consolidated group of making such election, taking into account only those net operating losses attributable to the Company, plus (b) the estimated Taxes payable by Parent's consolidated group with respect to any payments made to Holdings pursuant to this Section 7.22. Holdings will provide Purchaser with a non-binding estimate of the 338(h)(10) Amount at the Stock Purchase Closing. Holdings will pay any Taxes attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser and Merger Sub against any claims arising out of any failure to pay such Taxes. Holdings and Purchaser agree that the purchase price for the Holdings Shares and the Preferred Stock and the liabilities of the Company and the Company's subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its subsidiaries for all Tax purposes in a manner consistent with the fair market values of such assets as agreed by Purchaser and Holdings. Purchaser, Merger Sub and Holdings will file all tax returns (including amended returns and claims for refunds) and information reports in a manner consistent with such allocation.

                                  ARTICLE VIII
                                   CONDITIONS

         8.1 CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB TO CONSUMMATE THE STOCK PURCHASE. The respective obligations of Purchaser and Merger Sub to consummate the Stock Purchase are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

             (a) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated and, except for the filings provided for in
Section 2.3, the Regulatory Filings and all other filings required to be made prior to the Stock Purchase Closing by the Company with, and all consents, approvals, permits and authorizations required to be obtained prior to the Stock Purchase Closing by Purchaser, Merger Sub or the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the Stock Purchase by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be), in each case, upon terms which do not require either material capital contributions to the Company or any of its subsidiaries or the disposition of any significant part of their respective businesses.

             (b) LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") which is in effect and materially reduces the benefits to be derived by Purchaser from, or prohibits consummation of, the Stock Purchase; provided that Purchaser shall have used reasonable efforts to obtain the removal of any such Order.

             (c) CONTINUING WARRANTIES; CERTIFICATE. The representations and warranties of the Company contained in Section 6.1 shall be true and correct in all material respects on and as of the Stock Purchase Closing as though made on and as of the Stock Purchase Closing, except for changes contemplated by this Agreement, and Holdings and the Company shall each have performed in all material respects all of its obligations hereunder theretofore to be performed, and Purchaser shall have received at the Stock Purchase Closing a certificate to the foregoing effect, dated the Stock Purchase Closing, and executed on behalf of each of Holdings and the Company by an executive officer of such entity.

             (d) CERTAIN AUTHORIZATIONS AND CONSENTS. All consents under Material Contracts shall have been obtained by the Company (or, if such consent relates to indebtedness of the Company and such consent has not been obtained, such indebtedness has been discharged).

             (e) NO MATERIAL ADVERSE CHANGE. From and including the date hereof through the Stock Purchase Closing, there shall not have occurred any event which has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses or results of operations of the Company and its subsidiaries, taken as a whole.

             (f) OPINION OF COUNSEL. Purchaser shall have received an opinion of counsel to the Company in form and substance reasonably satisfactory to Purchaser in Purchaser's reasonable discretion.

             (g) ABSENCE OF CERTAIN AMENDMENTS. No Company Regulatory Filing shall have been added to Schedule 6.1(d)(i) since the date of this Agreement that makes the consummation of the Stock Purchase or the Merger unduly burdensome for Purchaser or Merger Sub.

             (h) OTHER DELIVERIES. At or prior to the Stock Purchase Closing, Holdings and the Company shall have executed or delivered to Purchaser such agreements, opinions, certificates and other documents as Purchaser or Purchaser's counsel may reasonably request, including an estimate of the 338(h)(10) Amount.

         8.2 CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB TO CONSUMMATE THE MERGER. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

             (a) STOCK PURCHASE CLOSING. The Stock Purchase Closing shall have occurred.

             (b) DISSENTING STOCKHOLDERS. Either (i) Purchaser shall have received the opinion of Pennsylvania counsel to Purchaser, to the effect that holders of the outstanding Shares shall not have been entitled to exercise appraisal rights pursuant to Subchapter D in connection with the Merger or (ii) holders of not more than 2% of the outstanding Shares on a fully diluted basis shall have elected to exercise appraisal rights pursuant to Subchapter D and the Company shall have taken all action with respect to the rights of Dissenting Stockholders required of it pursuant to the PBCL.

             (c) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except for the filings provided for in Section 2.3, the Regulatory Filings and all other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by Purchaser, Merger Sub or the Company from, all governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be), in each case, upon terms which do not require material capital contributions to the Company or any of its subsidiaries, the disposition of any significant part of their respective businesses or any other materially adverse condition.

             (d) ORDER. There shall be in effect no Order which prohibits consummation of the Merger; provided, that each of Purchaser and Merger Sub shall have used reasonable efforts to obtain the removal of any such Order.

             (e) OTHER DELIVERIES. At or prior to the Effective Time, the Company shall have executed or delivered to Purchaser such agreements, opinions, certificates and other documents as Purchaser or Purchaser's counsel may reasonably request.

         8.3 CONDITIONS TO OBLIGATIONS OF HOLDINGS AND THE COMPANY TO CONSUMMATE THE STOCK PURCHASE. The obligations of Holdings and the Company to consummate the Stock Purchase are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Holdings or the Company to the extent permitted by applicable law:

             (a) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated and, except for the filings provided for in
Section 2.3, all Regulatory Filings required to be made prior to the Stock Purchase Closing by Purchaser and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Stock Purchase Closing by the Company, Purchaser or Merger Sub from, all governmental and regulatory authorities in connection with the execution, delivery and performance of this Agreement (including the execution, delivery and performance of the Network Agreement) by Purchaser and Merger Sub and the consummation of the Stock Purchase by Purchaser, Merger Sub and the Company shall have been made or obtained (as the case may be).

             (b) ORDER. There shall be in effect no Order which prohibits consummation of the Stock Purchase or the transactions contemplated by the Network Agreement; provided, that the Company shall have used reasonable efforts to obtain the removal of any such Order.

             (c) CONTINUING WARRANTIES; CERTIFICATE. Except for such inaccuracies in the representations set forth in Section 6.2(f) which (individually or when aggregated with all other inaccuracies and failures by Purchaser and Merger Sub to perform their respective covenants under this Agreement) do not materially adversely affect Purchaser and its subsidiaries (taken as a whole), the representations and warranties contained in Section 6.2 shall be true and correct in all material respects on and as of the Stock Purchase Closing as though made on and as of the Stock Purchase Closing, except for the changes contemplated by this Agreement, and each of Purchaser and Merger Sub shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and the Company shall have received at the Stock Purchase Closing a certificate to the foregoing effect, dated the Stock Purchase Closing, and executed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser and Merger Sub.

             (d) SUPPLEMENTAL AGREEMENTS. Purchaser and Parent or a subsidiary of Parent designated by Parent shall have entered into one or more agreements in form and substance reasonably satisfactory to Purchaser and Parent providing Parent and its subsidiaries and affiliates with continuing access after the Stock Purchase Closing to the Company's and Surviving Corporation's provider network (collectively, the "Network Agreement").

             (e) OPINION OF COUNSEL. Holdings and the Company shall have received an opinion of counsel to Purchaser in form and substance reasonably satisfactory to Holdings and the Company in Holdings's and the Company's reasonable discretion.

             (f) OTHER DELIVERIES. At or prior to the Stock Purchase Closing, each of Purchaser and Merger Sub shall have executed or delivered to Holdings and the Company such agreements, opinions, certificates and other documents as Holdings or the Company or Holdings's or the Company's counsel may reasonably request.

         8.4 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CONSUMMATE THE MERGER. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

             (a) STOCK PURCHASE CLOSING. The Stock Purchase Closing shall have occurred.

             (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except for the filings provided for in Section 2.3, all Regulatory Filings required to be made prior to the Effective Time by Purchaser and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company, Purchaser or Merger Sub from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser, Merger Sub and the Company shall have been made or obtained (as the case may be).

             (c) ORDER. There shall be in effect no Order which prohibits consummation of the Merger; provided, that the Company shall have used reasonable efforts to obtain the removal of any such Order.

                                   ARTICLE IX
                                   TERMINATION

         9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Stock Purchase Closing by the mutual consent of Purchaser, Holdings and the Company.

         9.2 TERMINATION BY PURCHASER, HOLDINGS OR THE COMPANY. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of either Purchaser, Holdings or the Company if the Stock Purchase Closing shall not have been consummated by June 30, 1996; provided the terminating party shall not have materially breached its obligations hereunder in any manner that shall have contributed materially to the failure to consummate the Stock Purchase Closing by such date.

         9.3 TERMINATION BY PURCHASER. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Stock Purchase Closing, by action of the Board of Directors of Purchaser, if (a) Holdings or the Company shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by Holdings or the Company at the time of such termination and such failure has not been cured within 10 business days of notice to the Company from Purchaser,
(b) any representation or warranty by Holdings or the Company contained in this Agreement shall be incorrect in any material respect, and such error shall not have been cured within ten (10) business days of notice to the Company from Purchaser, or (c) the Board of Directors of the Company (or a committee thereof) shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger.

         9.4 TERMINATION BY HOLDINGS OR THE COMPANY. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Stock Purchase Closing, by action of the Board of Directors of Holdings or the Company, if (a) Purchaser or Merger Sub shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at the time of such termination and such failure has not been cured within 10 business days of notice to Purchaser from the Company or (b) any material representation or warranty by Purchaser or Merger Sub contained in this Agreement shall be incorrect in any material respect when made, except for such inaccuracies in the representations or warranties set forth in Section 6.2(f) which (individually or when aggregated with all other inaccuracies and failures by Purchaser and Merger Sub to perform their respective covenants under this Agreement) do not materially adversely affect Purchaser and its subsidiaries, taken as a whole.

         9.5 TERMINATION BY THE COMPANY. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time after the Stock Purchase Closing but prior to the Effective Time by action of the Board of Directors of the Company, if such Board shall have been advised by counsel that the consummation of the transactions contemplated by this Agreement would violate the fiduciary duty of such Board.

         9.6 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby in accordance with this Article IX, no party hereto (or any of its affiliates, directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any willful breach of any covenant or agreement contained in this Agreement, provided, however, that subject to the next succeeding two sentences of this Section 9.6, if the Stock Purchase Closing does not occur for any reason, then Purchaser shall, promptly following such event (but in no event later than two days after request therefore by the Company (the "Company Request Date")), pay to the Company a fee of $50,000 to reimburse the Company for the attorneys' fees and other expenses the Company has incurred in the preparation, negotiation, drafting and approval of this Agreement, which amount shall be payable in same day funds. Notwithstanding the preceding sentence, no payment shall be made (or required) under this Section 9.6 if (a) such payment would be unlawful, would violate (or would cause or arise out of any violation of) any fiduciary duty of Purchaser's directors, or would expose Purchaser's directors to personal liability arising out of, or in connection with, any such payment or the agreements set forth in this Section 9.6, (b) Purchaser terminates this Agreement pursuant to Section
9.3 prior to the Stock Purchase Closing or (c) Holdings or the Company terminates this Agreement pursuant to Section 9.2 and at the time of such termination Purchaser has not materially breached its obligations hereunder in any manner that shall have contributed materially to the failure to consummate the Stock Purchase Closing by June 30, 1996. Nothing in this Section 9.6 shall be construed to require any director of Purchaser to breach his or her fiduciary duties. If Purchaser does not make the payment otherwise required by this
Section 9.6 on the basis of the preceding two sentences and a court of competent jurisdiction subsequently determines that such payment would not be unlawful, would not violate (or cause or arise out of any violation of) any fiduciary duty of Purchaser's directors, and would not expose Purchaser's directors to personal liability arising out of, or in connection with, such payment or the agreements set forth in this Section 9.6, Purchaser shall, in addition to paying the fee described above, (i) pay to the Company interest on such fee at the prime rate of interest (as specified in the Money Rates table of the Wall Street Journal) from the Company Request Date until such date of payment and (ii) reimburse the Company for all reasonable expenses (including reasonable attorneys' fees and costs) incurred by the Company in obtaining such judicial determination.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 DEFINITIONS. For purposes of this Article X, the following terms shall have the following meanings:

         "Indemnified Party" shall mean any party (including any Indemnified Person) entitled to indemnification pursuant to this Agreement and shall include such party's affiliates, successors and assigns and the officers, directors, employees and agents of each of them.

         "Indemnified Person" shall mean, collectively, each present and former director and officer of the Company who has not been employed by or affiliated with Parent or an affiliate of Parent (other than the Company and its subsidiaries) and each such person's personal representatives, estate, testator or intestate successors.

         "Indemnifying Party" shall mean any party liable for indemnification pursuant to this Agreement and shall include such party's affiliates, successors and assigns.

         "Losses" shall mean, collectively, any and all losses, liabilities, damages, obligations, deficiencies, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs and expenses (including all reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any kind or nature whatsoever.

         10.2 INDEMNIFICATION FOR CERTAIN BREACHES.

              (a) Subject to Section 11.2, Holdings and the Company hereby jointly and severally agree to indemnify Purchaser and Merger Sub (or Surviving Corporation, as applicable) from and against any and all Losses arising out of, based upon or resulting from (i) any breach of any representation or warranty of Holdings or the Company contained in this Agreement or any annex, schedule or exhibit hereto; or (ii) any breach or nonfulfillment of, or any failure to perform any of the covenants and agreements of Holdings or the Company contained in this Agreement or any annex, schedule or exhibit hereto.

              (b) Subject to Section 11.2, Purchaser and Merger Sub hereby jointly and severally agree to indemnify Holdings and the Company (or Surviving Corporation, as applicable) from and against any and all Losses arising out of, based upon or resulting from (i) any breach of any representation or warranty of Purchaser or Merger Sub contained in this Agreement or any annex, schedule or exhibit hereto; or (ii) any breach or nonfulfillment of, or any failure to perform any of the covenants and agreements of Purchaser or Merger Sub contained in this Agreement or any annex, schedule or exhibit hereto.

         10.3 CERTAIN TAXES. Holdings will indemnify and hold Purchaser and Merger Sub harmless against any and all Taxes payable by, or claimed to be due from, (a) Parent or any affiliate of Parent other than the Company and its subsidiaries; or (b) the Company and its subsidiaries with respect to taxable periods ending before or concurrently with the Stock Purchase Closing. In addition, Holdings will indemnify Purchaser and Merger Sub against certain Taxes as specifically provided in Section 7.22. Purchaser and Surviving Corporation will indemnify and hold Holdings and each of Holdings's affiliates harmless against any and all Taxes payable by, or claimed to be due from, the Company and its subsidiaries with respect to taxable periods beginning concurrently with or after the Stock Purchase Closing.

         10.4 INDEMNIFICATION OF CERTAIN PERSONS. After the Stock Purchase Closing, Purchaser shall indemnify, defend and hold harmless the Indemnified Persons against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of Purchaser (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring subsequent to the Stock Purchase Closing (including any which arise out of or relate to the transactions contemplated by this Agreement), to the full extent the Company would be permitted under Pennsylvania Law to indemnify such Indemnified Persons as the Company's own directors and officers. In addition, Purchaser shall pay expenses incurred by an Indemnified Person in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified. Without limiting the foregoing, if any claim, action, suit, proceeding or investigation is brought against any Indemnified Person, Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by Surviving Corporation of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain the Indemnified Person's own counsel, but neither Surviving Corporation nor Purchaser shall be liable for any legal fees or expenses subsequently incurred by the Indemnified Person in connection with the defense thereof unless (i) Surviving Corporation has agreed to pay such fees and expenses, (ii) the Indemnified Person shall have been advised by counsel that representation of the Indemnified Person by counsel provided by Purchaser is not possible due to conflicts of interest between Purchaser, Surviving Corporation and the Indemnified Person, or (iii) Surviving Corporation shall have failed in a timely manner to assume the defense of the matter; provided, however, that neither Surviving Corporation nor Purchaser shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons unless the Indemnified Person shall have been advised by counsel that representation of the Indemnified Person by counsel provided by Surviving Corporation pursuant to the foregoing is not possible due to conflicts of interest between Surviving Corporation and the Indemnified Person. Neither Purchaser nor Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Neither Purchaser nor Surviving Corporation shall, except with the written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such Indemnified Person from all further liability in respect of such claim. Any Indemnified Person wishing to claim indemnification under this Section 10.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Surviving Corporation (but failure so to notify Surviving Corporation shall not relieve Surviving Corporation from any liability which Surviving Corporation may have under this Section 10.4 except to the extent such failure materially prejudices Purchaser or Surviving Corporation).

         From and after the Stock Purchase Closing, Holdings will indemnify the Company from and against any and all amounts that the Company pays as indemnification (including any expenses advanced), whether pursuant to state law, the provisions of the Company's Articles of Incorporation or otherwise, to any person who serves as a director or officer of the Company and who was at the time of such service that gave rise to the applicable indemnification obligation also an employee of any affiliate of Parent.

         10.5 CERTAIN TERMINATION LIABILITIES. Holdings shall indemnify Purchaser and Surviving Corporation against any liability for asserted claims of wrongful termination by Holdings or any affiliate of Holdings except as otherwise specifically provided in Section 7.6.

         10.6 NOTICE AND PAYMENT OF CLAIMS.

              (a) The Indemnified Party shall notify the Indemnifying Party within 45 days after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Losses that the Indemnified Party shall have determined have given or could give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

              (b) Subject to the last sentence of this Section 10.6(b), any Actions for indemnification under this Article X shall be paid by the Indemnifying Party on demand in immediately available funds in U.S. dollars, plus interest at the prime rate of interest (as specified in the Money Rates table of the Wall Street Journal), (i) from the date on which such Action and the liability for Losses thereunder shall have been finally determined in the case of a litigated Action or (ii) from the date that is 30 days after demand in the case of an Action that is not litigated. An Action and the liability for Losses thereunder shall be deemed to be "finally determined" for purposes of this Article X when a non-appealable order of a court having competent jurisdiction shall have been entered.

         10.7 MATTERS INVOLVING THIRD PARTIES.

              (a) If any third party shall commence an Action against any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Article X, the Indemnified Party shall notify the Indemnifying Party thereof in writing within a reasonable period of time after the commencement of such Action; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is thereby prejudiced.

              (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party, in the Indemnified Party's reasonable judgment, that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. In the event the Indemnifying Party is defending a Third Party Claim, the Indemnified Party shall have the right to disclose, to the public or otherwise, the identity of the Indemnifying Party, the nature of the Third Party Claim and defense, and the fact that the Indemnifying Party is handling the defense.

              (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.7(b), (i) the Indemnified Party may retain separate co-counsel at the Indemnified Party's sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

              (d) If any of the conditions set forth in Section 10.7(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnified Party may deem appropriate, in the Indemnified Party's sole discretion (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including all attorneys' fees and expenses), (iii) the Indemnifying Party shall remain fully liable for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Article X, and (iv) the Indemnifying Party shall cooperate fully with the Indemnified Party in the Indemnified Party's defense of the Third Party Claim.

                                   ARTICLE XI
                            MISCELLANEOUS AND GENERAL

         11.1 PAYMENT OF EXPENSES. Regardless of whether the Stock Purchase or the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Stock Purchase and the Merger. The preceding sentence to the contrary notwithstanding, $50,000 of Wasserstein Perella & Co., Inc.'s fee for the fairness opinion referred to in Section 1.2 shall remain an obligation of the Company following the Stock Purchase Closing.

         11.2 SURVIVAL. The representations and warranties of Holdings and the Company contained in this Agreement or any schedule, annex or certificate delivered pursuant hereto shall survive the consummation of the Stock Purchase Closing for a period of eighteen (18) months, except for the representations and warranties contained in Section 6.1(h) which shall survive until the expiration of any applicable statute of limitations (and any extension or waiver thereof) relating to Taxes for Parent's consolidated group and through the expiration of the availability of any net operating losses available to the Company on the date of the Stock Purchase Closing. The representations and warranties of Purchaser and Merger Sub contained in Sections 6.2(c), 6.2(d), and 6.2(g) shall survive the consummation of the Stock Purchase Closing for a period of one year. The agreements and covenants of Holdings, the Company, Purchaser and Merger Sub contained in Article X and Sections 7.16 through 7.22, inclusive, 11.7 and 11.10 shall survive the consummation of the Stock Purchase Closing and the Merger. The confidentiality agreement between the Company and Purchaser dated June 30, 1995 (the "Confidentiality Letter") shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of Stock Purchase or the Merger or the termination of this Agreement and thereafter neither the Company nor Purchaser nor Merger Sub nor any affiliate, officer, director, employee or stockholder of any of them shall be under any liability whatsoever with respect to any such agreement, covenant, representation or warranty.

         11.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the PBCL or the TBCA, as applicable, at any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements contained herein and (d) amend this Agreement. Any agreement on the part of a party hereto to any such extension, waiver or amendment shall be valid only if set forth in a written instrument signed on behalf of such party.

         11.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Stock Purchase or the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         11.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         11.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to conflicts of law principles.

         11.7 FURTHER ASSURANCES. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, at the Stock Purchase Closing and from time to time thereafter, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as the other party or parties hereto or their counsel may reasonably request in order to effectuate the transactions contemplated by this Agreement.

         11.8 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed to such party at the following address:

         IF TO PURCHASER, MERGER SUB OR SURVIVING CORPORATION:

                 Coventry Corporation
                 53 Century Boulevard
                 Suite 250
                 Nashville, TN  37214
                 Attention:  President
                 Telecopier:  615-391-2457

                   with a copy to:

                          Bass, Berry & Sims
                          First American Center
                          Nashville, TN  37238
                          Attention:  Bob F. Thompson
                          Telecopier:  615-742-6298

         IF TO HOLDINGS OR THE COMPANY:

                 AHP Holdings, Inc.
                 151 Farmington Avenue
                 Hartford, CT  06156
                 Attention:  Secretary
                 Telecopier:  860-273-8340

                 and

                 PARTNERS Health Plan of Pennsylvania, Inc.
                 5700 Corporate Drive
                 Suite 300
                 P.O. Box 101769
                 Pittsburgh, PA  15237
                 Attention:  President
                 Telecopier:  412-366-9595

                   with a copy to:

                          Charles H. Klippel, Esq.
                          Secretary, PARTNERS Health Plan
                            of Pennsylvania, Inc.

                          c/o Aetna Life & Casualty Company
                          Law & Regulatory Affairs, RE4C
                          151 Farmington Avenue
                          Hartford, CT  06156
                          Telecopier:  860-273-6939

                          and

                          Edward J. Samorajczyk, Jr., Esq.
                          Robinson & Cole
                          One Commercial Plaza
                          Hartford, CT  06103-3597
                          Telecopier:  860-275-8299

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         11.9 ENTIRE AGREEMENT, ETC. This Agreement (including all schedules and any exhibits or annexes hereto and agreements among the parties referred to herein) and the Confidentiality Letter (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including the letter, dated September 15, 1995, from Purchaser to Aetna Health Plans, which after the date hereof shall be of no further force or effect, and (b) shall not be assignable by operation of law or otherwise and, subject to Section 11.10, are not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct subsidiary to be a party to the Merger in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. If this Agreement is terminated, the Confidentiality Letter shall remain in full force and effect to the extent and in accordance with its terms.

        11.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement; provided, however, that the Indemnified Persons and the Indemnified Parties shall be entitled to the benefits of Article X.

        11.11 DEFINITION OF "SUBSIDIARY." When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party's subsidiaries. Whenever this Agreement requires the Company prior to the Stock Purchase Closing to take any action, such requirement shall be deemed to include an undertaking on the part of Holdings to cause the Company to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

        11.12 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        11.13 SEVERABILITY. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        11.14 CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular; references to the singular include the plural; references to any gender include the other genders; the term "including" is not limiting and has the inclusive meaning represented by the phrase "including without limitation;" and the term "or" has the inclusive meaning represented by the phrase "and/or." The terms "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All Section, clause, Exhibit and Schedule references herein are to this Agreement unless otherwise specified.

        11.15 KNOWLEDGE. For purposes of this Agreement, "Knowledge" or "knowledge" shall mean, with respect to Holdings or the Company, (a) the actual knowledge, after due investigation, of Anthony J. Buividas (Market Vice President, Pennsylvania), Steven W. Jones (Market Vice President, Western Pennsylvania), Devon Klofta (Director of Strategic Planning and

Finance, Western Pennsylvania), Robert Morris (Director of Sales and Customer Relations, Western Pennsylvania), Sanford M. Reich, M.D. (Medical Director, Western Pennsylvania), Francine Romeo (Director of Health Services, Western Pennsylvania) or Janet Waine (Supervisor-Member Services, Western Pennsylvania) or (b) the existence of facts, events, occurrences or matters with respect to which any of the persons referred to in the foregoing clause (a) should reasonably be expected to have knowledge in the ordinary conduct of his or her duties.

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                                     - 42 -

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

ATTEST:                                        COVENTRY CORPORATION


By:/s/ Laurie W. Matthew                       By:/s/ Richard M. Jones
   ------------------------------                 ------------------------------
Name:                                          Name:
Title:                                         Title:


ATTEST:                                        COVENTRY ACQUISITION
                                               CORPORATION


By:/s/ Laurie W. Matthew                       By:/s/ Richard M. Jones
   ------------------------------                 ------------------------------
Name:                                          Name:
Title:                                         Title:


ATTEST:                                        PARTNERS Health Plan of
                                               Pennsylvania, Inc.


By:/s/ Antoinette M. Ehman                     By:/s/ Steven W. Jones
   ------------------------------                 ------------------------------
Name:  Antoinette M. Ehman                     Name:  Steven W. Jones
Title:  Assistant Secretary                    Title:  President


ATTEST:                                        AHP Holdings, Inc.


By:/s/ Charles H. Klippel                      By:/s/ Allen Maltz
   ------------------------------                 ------------------------------
Name:  Charles H. Klippel                      Name:  Allen Maltz
Title:  Secretary                              Title:  Vice President